Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2015 Third Quarter And Year-To-Date Results

MONTVALE, N.J., Sept. 9, 2015 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") today reported its financial results for the third quarter ended July 31, 2015.

Net sales for the third quarter of fiscal 2015 decreased $6.8 million, or 2.2%, to $302.0 million from $308.8 million for the third quarter of fiscal 2014. Net sales for the nine months ended July 31, 2015 decreased $13.2 million, or 1.5%, to $863.1 million from $876.3 million in the same period of the prior fiscal year. The decrease in net sales for the third quarter of fiscal 2015 was the result of a 6% decrease in average selling prices, partially offset by a 5% increase in sales volume, compared to the prior fiscal year period. The decrease in net sales for the nine months ended July 31, 2015 was the result of a 1.7% decrease in average selling prices, partially offset by a 0.9% increase in sales volume, compared to the prior fiscal year period. Both fiscal 2015 periods were also negatively impacted by foreign exchange related to our Canadian operations.

Gross profit for the third quarter of fiscal 2015 was $48.2 million, an increase of $14.9 million, or 45%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $5.5 million during the periods, gross profit increased $20.4 million primarily resulting from improved material margins and increased volumes.

Gross profit for the nine months of fiscal 2015 was $130.5 million, an increase of $42.8 million, or 48.7%, compared to the same period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $16.9 million during the periods, gross profit increased $25.9 million primarily resulting from improved material margins partially offset by higher manufacturing costs, including employee health costs, and utility costs and an increase in depreciation expense.

Operating expenses for the third quarter of fiscal 2015 were $32.3 million, an increase of $3.6 million, or 12.5%, compared to the same period in the prior fiscal year and for the nine months of fiscal 2015 were $88.3 million, an increase of $5.2 million, or 6.3%, compared to the same period in the prior fiscal year. The increases in both periods are primarily due to increases in the provision related to employee cash performance incentives, an increase in bad debt expense primarily due to customers' bankruptcy filings and an increase in share-based compensation expense associated with the Company's performance units.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "While extreme volatility of resin costs have caused very challenging pricing conditions in our marketplace in the last few years, the downward trend in resin costs since November, combined with volume growth, have contributed positively to our results in the third fiscal quarter and year-to-date periods. We will work diligently to continue to improve operations and performance in this evolving landscape and, as a result, we are confident that we remain well positioned for continued growth."

Interest expense for the three months and nine months ended July 31, 2015 decreased $0.3 million and $0.4 million, respectively, as compared to the prior year periods primarily resulting from lower average borrowings under the Company's credit facility during the comparable periods.

Net income for the three months ended July 31, 2015 was $6.6 million, or $1.28 per diluted share, as compared to net income of $1.2 million, or $0.24 per diluted share, for the three months ended July 31, 2014. Net income (loss) for the nine months ended July 31, 2015 was net income of $18.2 million, or $3.56 per diluted share, as compared to a net loss of $5.2 million, or $(0.97) per diluted share, for the nine months ended July 31, 2014.

Adjusted EBITDA (defined below) was $27.8 million in the current fiscal quarter as compared to $13.2 million for the three months ended July 31, 2014. Adjusted EBITDA for the nine months ended July 31, 2015 was $57.4 million, as compared to $35.5 million for the nine months ended July 31, 2014.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense), net, and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	Third Quarter	July YTD	July YTD
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
	(in thousands)

Net income (loss)	$ 6,567	$ 1,235	$ 18,171	$ (5,216)
Provision (benefit) for taxes	4,814	366	10,048	(2,569)
Interest expense	4,617	4,945	14,252	14,661
Depreciation and amortization expense	7,418	8,039	24,148	23,966
Increase (decrease) in LIFO reserve	3,613	(1,938)	(12,348)	4,637
Other non-operating income, net	(163)	(16)	(220)	(87)
Share-based compensation	911	554	3,328	150
Adjusted EBITDA	$ 27,777	$ 13,185	$ 57,379	$ 35,542

The Company invites all interested parties to listen to its third fiscal quarter conference call live over the Internet at www.aepinc.com on September 10, 2015, at 10:00 a.m. ET or by dialing 866-610-1072 for domestic participants or 973-935-2840 for international participants and referencing passcode 20436311. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase announced by North American resin producers in future years and its impact on future resin pricing; the ability to pass raw material price increases to customers in full or in a timely fashion; the ability to implement non-resin price increases with customers; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment and limited contractual relationships with customers. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2015	2014	2015	2014
NET SALES	$301,982	$308,846	$863,143	$876,305
COST OF SALES	253,821	275,634	732,602	788,517
Gross profit	48,161	33,212	130,541	87,788
OPERATING EXPENSES:
Delivery	13,863	13,297	37,454	37,766
Selling	10,204	9,475	27,957	27,263
General and administrative	8,259	5,960	22,879	18,020
Total operating expenses	32,326	28,732	88,290	83,049
OTHER OPERATING INCOME:
Business interruption insurance recovery	—	2,050	—	2,050
Operating income	15,835	6,530	42,251	6,789
OTHER INCOME (EXPENSE):
Interest expense	(4,617)	(4,945)	(14,252)	(14,661)
Other, net	163	16	220	87
Income (loss) before (provision) benefit for income taxes	11,381	1,601	28,219	(7,785)
(PROVISION) BENEFIT FOR INCOME TAXES	(4,814)	(366)	(10,048)	2,569
Net income (loss)	$6,567	$1,235	$18,171	$(5,216)
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$1.29	$0.24	$3.57	$(0.97)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$1.28	$0.24	$3.56	$(0.97)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com